EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ION MEDIA NETWORKS, INC.

(pursuant to Section 242 of the General Corporation Law of Delaware)

ION Media Networks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST. The Certificate of Incorporation of the Corporation is hereby amended by amending in its entirety the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 93/4% Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof to read as attached hereof as Exhibit A.

SECOND. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by Adam K. Weinstein, its Senior Vice President, Secretary and Chief Legal Officer on this 21st day of August, 2007.

ION MEDIA NETWORKS, INC.

By: /s/ Adam K. Weinsten
Adam K. Weinstein, Senior Vice
President, Secretary and Chief Legal
Officer

Exhibit A

AMENDED CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF 93/4% SERIES A

CONVERTIBLE PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “93/4% Series A Convertible Preferred Stock”. The number of shares constituting such class shall be 17,500 and are referred to as the “Convertible Preferred Stock.” The liquidation preference of the Convertible Preferred Stock shall be $10,000.00 per share.

(b) Rank. The Convertible Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, including the Junior Preferred Stock (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and (iii) junior to the NBCU Series B Preferred Stock and to the 131/4% Cumulative Junior Preferred Stock, with a liquidation value of $10,000 per share, to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”).

(c) Dividends.

(i) Beginning on the Issue Date, the Holders of the outstanding shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Convertible Preferred Stock, at a rate per annum equal to 93/4% of the liquidation preference per share of the Convertible Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing September 30, 1998. Dividends may be paid, at the Corporation’s option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Convertible Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends or by the issuance of shares of Class A Common Stock (and payment of cash in lieu of fractional shares) having a value, based upon the average Common Stock Trading Price as of the consecutive five trading days ending two Business Days prior to the Dividend Payment Date equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Convertible Preferred Stock or Class A Common Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Convertible Preferred Stock on the date of the redemption of such shares unless the Corporation shall have failed to pay the relevant Redemption Price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Convertible Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

(iii) Unpaid dividends accumulating on the Convertible Preferred Stock for any past dividend period and dividends in connection with any Redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

(iv) Dividends payable on the Convertible Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

(v) Notwithstanding paragraph (c)(i) above, if the Company elects to pay dividends on any Dividend Payment Date in shares of Class A Common Stock and such shares are not freely tradable without volume or manner of sale limitations under the Securities Act by any Holder which is not an Affiliate of the Corporation, the dividend rate for the Quarterly Period for which the dividend is being paid shall be increased to 121/4% per annum. For purposes of the prior sentence, the shares of Class A Common Stock shall be deemed not freely tradable, unless the certificates evidencing such shares are delivered to the Holders without any restrictive legend appearing thereon and are accompanied by a copy of an Opinion of Counsel addressed to the Corporation to the effect that such shares of Class A Common Stock are freely tradable without volume or manner of sale limitations under the Securities Act by a Holder who is not an Affiliate of the Corporation.

(d) Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Convertible Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Convertible Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time, in whole or in part, in the manner provided for in paragraph (e)(ii) hereof, any or all of the shares of the Convertible Preferred Stock, at the redemption price per share equal to the sum of (x) $10,000 and (y) an amount equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “Redemption Price”).

(B) In the event of a redemption pursuant to paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Convertible Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Convertible Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, provided, that no Redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full in cash, or declared and a sum in cash set apart sufficient for such payment, on the Convertible Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

(ii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption of the Convertible Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Convertible Preferred Stock at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) that the redemption is pursuant to paragraph (e)(i)(A) hereof;

(2) the Redemption Price;

(3) whether all or less than all the outstanding shares of the Convertible Preferred Stock are to be redeemed and the total number of shares of the Convertible Preferred Stock being redeemed;

(4) the date fixed for redemption;

(5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed; and

(6) that dividends on the shares of the Convertible Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable Redemption Price, dividends on the Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f) Voting Rights.

Except as otherwise provided by law, the Holders of Convertible Preferred Stock shall not be entitled to vote on any matters submitted for a vote to the holders of the Corporation’s common stock. Upon the filing of the Certificate of Amendment of the Certificate of Incorporation containing this sentence (the “Amendment”), the term of any director elected by the Holders of Convertible Preferred Stock prior to the filing of such Certificate of Amendment of the Certificate of Incorporation shall automatically end and such director shall immediately cease to be a member of the Board of Directors.

(g) Conversion.

(i) Shares of the Convertible Preferred Stock will be convertible at the option of the Holder thereof, at any time and from time to time, into a number of shares of Class A Common Stock equal to the aggregate liquidation preference amount of the shares of Convertible Preferred Stock surrendered for conversion divided by the Conversion Price as then in effect, except that, if shares of Convertible Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares of Class A Common Stock will be issued upon conversion; in lieu of fractional shares of Class A Common Stock, the Company will, at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the current market price of the Class A Common Stock at the close of business on the first Business Day preceding the date of conversion. The Convertible Preferred Stock shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, appropriately completed, to the transfer agent for the Class A Common Stock. The transfer agent shall issue one or more certificates representing the Class A Common Stock to be issued in the conversion in the name of names requested by the Holder. The transfer agent will deliver to the Holder a new certificate representing the shares of Convertible Preferred Stock in excess of those being surrendered for conversion. Effective as of the filing of the Amendment, the Conversion Price shall be $16.00 (the “Conversion Price”). Such Conversion Price shall be adjusted as hereinafter provided.

(ii) (A) In case the Company shall (I) pay a dividend or distribution in shares of its Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its capital stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of such shares of Class A Common Stock which such Holder would have been entitled to receive after the happening of such event had such share of Convertible Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

(B) In the event the Company shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, issue, sell or distribute any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of Common Stock (including by way of a reclassification of shares or a recapitalization of the Company), for a consideration on the date of such issuance, sale or exchange less than the Common Stock Trading Price of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance, sale or distribution, then and in each case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Common Stock Trading Price per share of Common Stock on the first trading date after the date of the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance, sale or exchange plus (II) the aggregate Fair Market Value of the consideration to be received by the Company in respect of such issuance, sale or distribution of the shares of Class A Common Stock underlying such right or warrant, and the denominator of which shall be the Common Stock Trading Price per share of Class A Common Stock on the trading day immediately preceding the public announcement of the actual terms (including the pricing terms) of such issuance, sale or exchange multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance, sale or distribution plus (II) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Company in connection with the issuance, sale or exchange of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants.

(C) In the event the Company shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, repurchase or redeem any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Trading Price thereof on the next trading day immediately preceding the consummation of such repurchase or redemption (a “Repurchase”), then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such conversion price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such repurchase or redemption multiplied by (y) the Common Stock Trading Price per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock repurchased or redeemed by the Company multiplied by (y) the Common Stock Trading Price per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such events shall happen, but shall also be effective retroactively as to shares of Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

(D) In the event the Company shall at any time or from time to time while any shares of Convertible Preferred Stock are outstanding declare, order, pay or make a dividend or other distribution generally to holders of Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Company or any of its subsidiaries or evidences of indebtedness of the Company or any other person on its Class A Common Stock or pay any Extraordinary Cash Dividend, (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A), (B) or (C) above or (II) if in conjunction therewith the Company declares and pays or makes a dividend or distribution on each share of Convertible Preferred Stock which is the same as the dividend or distribution that would have been made or paid with respect to such share of Convertible Preferred Stock had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Convertible Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Trading Price per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Trading Price per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of shares of Convertible Preferred Stock). An adjustment made pursuant to this paragraph (D) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(iii) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may, to the extent permitted by law, make such reductions in the Conversion Price in addition to those described in paragraph (ii) above as it, in its sole discretion, shall determine to be advisable in order that certain stock related distributions hereafter made by the Company to its stockholders shall not be taxable to such stockholders.

(iv) Holders of shares of Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and on or prior to such Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the opening of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date (except shares of Convertible Preferred Stock called for redemption on a Redemption Date during such period) must be accompanied by payment of an amount equal to the dividend payment with respect to such shares of Convertible Preferred Stock presented for conversion on such Dividend Payment Date; provided, however, that no such payment need be made if, at the time of conversion, dividends payable on the shares of Convertible Preferred Stock outstanding are in arrears for more than 30 days beyond the previous Dividend Payment Date. The dividend payment with respect to shares of Convertible Preferred Stock called for redemption on a Redemption Date during the period between the opening of business on a Dividend Record Date and the close of business on the corresponding Dividend Payment Date shall be payable on that Dividend Payment Date to the Holder of such shares at the close of business on the Dividend Record Date notwithstanding the conversion of such shares after the opening of business on such Dividend Record Date and on or prior to the close of business on such Dividend Payment Date, and the holder of such shares need not make a payment equal to the dividend payment amount upon surrender of such shares for conversion. A holder of shares of Convertible Preferred Stock on a Dividend Record Date who converts such shares on or after the corresponding Dividend Payment Date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date and need not include payment in the amount of such dividend upon surrender of such shares of Convertible Preferred Stock for conversion. Except as provided above, the Company shall make no payments or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A Common Stock issued upon such conversion. The Company will not issue fractional shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock and, in lieu thereof, will at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the Common Stock Trading Price of the Class A Common Stock (determined as set forth in the Certificate of Designation) on the last business day prior to the date of conversion.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii) (D) above) or reclassification of outstanding shares of Class A Common Stock (other than a reclassification covered by paragraph (ii) (A) above), or in case of any merger, consolidation or other corporate combination of the Company with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Convertible Preferred Stock shall continue to remain outstanding if the Company is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions, as in effect prior to such Transaction, or if the Company is not the Surviving Person, each share of Convertible Preferred Stock shall be exchanged for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Convertible Preferred Stock including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than Common stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, (A) proper provision is made to ensure that the holders of shares of Convertible Preferred Stock will be entitled to receive the benefits afforded by this paragraph (v), and (B) if, following the Change in Control, one or more entitles other than the Company shall be required to deliver securities or other property upon the conversion of the Convertible Preferred Stock, such entity or entities shall assume, by written instrument delivered to each holder of shares of Convertible Preferred Stock the obligation to deliver to such holder the amount in cash to which, in accordance with the foregoing provisions, such holder is entitled.

For purposes of this paragraph (v), the following terms shall have the meanings ascribed to them below:

“Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Company, or the Person consolidating with or merging into the Company in a merger, consolidation or other corporate combination in which the Company is the continuing or surviving Person, but in connection with which the Convertible Preferred Stock or Common Stock of the Company is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(h) Conversion or Exchange. Other than as set forth in paragraph (g) above, the Holders of shares of Convertible Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

(i) Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

(j) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Board of Directors of the Corporation.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors of the Corporation and to be in full force and effect, and delivered to the Holders.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended.

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Trading Price” on any date means, with respect to the Class A Common Stock, the Closing Price for the Class A Common Stock on such date. The “Closing Price” on any date shall mean the last sale price for the Class A Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

“Conversion Price” shall have the meaning ascribed to it in paragraph (g) (i) hereof.

“Convertible Preferred Stock” shall have the meaning ascribed to it in paragraph (a) hereof.

“Corporation” means ION Media Networks, Inc. a Delaware corporation.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Dividend Period” means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

“Dividend Record Date” means March 15, June 15, September 15 and December 15 of each year.

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Adjusted EBITDA of the Company and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“Holder” means a holder of shares of Convertible Preferred Stock as reflected in the stock books of the Corporation.

“Initial Dividend Period” means the dividend period commencing on the Issue Date and ending on September 30, 1998.

“Issue Date” means the date of original issuance of the Convertible Preferred Stock.

“Junior Preferred Stock” means, collectively, (i) Series B Convertible Preferred, (ii) Series C Preferred Stock, (iii) Series D Convertible Preferred, (iv) Series E-1 Convertible Preferred, (v) Series E-2 Convertible Preferred, and (vi) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“NBCU Series B Preferred” means 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Corporation, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Parity Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Quarterly Dividend Period” shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on the next succeeding Dividend Payment Date, respectively.

“Redemption Date”, with respect to any shares of Convertible Preferred Stock, means the date on which such shares of Convertible Preferred Stock are redeemed by the Corporation.

“Redemption Notice” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

“Redemption Price” shall have the meaning ascribed to it in paragraph (e)(i) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, and (iv) Series C Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” shall have the meaning ascribed to it in paragraph (b) hereof.